Annual Report
2010

FINANCIAL HIGHLIGHTS

(In U.S. Dollars Thousands, Except	Year Ended	Year Ended
Number of Shares and Per Share Data)	December 31,	December 31,
CONSOLIDATED STATEMENT
OF OPERATIONS	2010	2009	% Change
Revenues	$196,649	$172,907	14
Sales costs	71,923	63,740	(13)
Event production	21,875	18,385	(19)
Community and content	31,923	34,524	8
General and administrative	33,463	30,045	(11)
Information and technology	11,839	11,784	0
Profit from operations	25,626	14,429	78
Interest income	510	981	(48)
Gain on sale of available-for-sale securities	1,223	-	100
Income tax expense	1,117	498	(124)
Net profit	26,242	14,912	76
Net profit attributable to non-controlling interests	991	618	(60)
Net profit attributable to the company’s shareholders	$25,251	$14,294	77
Diluted earnings per share	$0.61	$0.31	97
Shares used in diluted net profit per share calculations	41,693,616	45,751,437	(9)

BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$101,298	$91,553	11
Term deposits with banks	1,411	60,357	(98)
Financial assets, available-for-sale	-	6,423	(100)
Current assets	135,580	181,581	(25)
Property and equipment, net	76,514	77,815	(2)
Total assets	225,703	271,593	(17)
Current liabilities	115,136	95,905	(20)
Total liabilities	123,243	100,012	(23)
Total company shareholders’ equity	94,295	164,067	(43)

OTHER INFORMATION
Net cash generated from operating activities	$46,919	$29,735	58
Capital expenditures	2,518	1,376	(83)
Stock price	$9.52 (1)	$6.25 (1)	52

(1)	Stock price is based on last trading day of the year.

Fellow Shareholders,

It’s with great pride that I address you as we enter our fifth decade in the business of connecting buyers around the globe with suppliers in Asia. As you may note in the ‘milestones’ timeline along the bottom of this letter, since we were founded in 1970 we have successfully navigated five global recessions and pioneered many of the most important media initiatives in our industry.

In 2010, as we recovered from what many are calling the Great Recession, Global Sources delivered growth in revenue and earnings, returned value to shareholders in the form of a tender offer, and closed the year with a strong balance sheet and no debt. Operationally, we continued to broaden and further integrate our unique, multi-channel product offering, and we aggressively extended our China Sourcing Fairs into new markets and new verticals.
Merle A. Hinrichs Chairman & Chief Executive Officer

Financial Highlights for 2010

Beginning with the first quarter ending March 31, 2011 and for all future reporting periods, Global Sources will report its financial results in accordance with the International Financial Reporting Standards (IFRS). The comparative financial information for the respective quarters will be restated to reflect the date of transition to IFRS as of January 1, 2009. The adjustment arising from the adoption of IFRS on the company’s financial position as of December 31, 2010 is considered to be immaterial.

As IFRS is becoming a widely accepted method of reporting, our primary objective is to provide shareholders and investors with the ability to easily compare Global Sources with other international companies based outside of the United States.

Letter to shareholders 1

We achieved the following 2010 results compared to 2009:
  Revenue was $196.6 million, up 14% as compared to $172.9 million;
    Online revenue was $96.1 million, up 14%;
    Exhibitions revenue was $69.5 million, up 26%;
    Print revenue was $26.1 million, down 12%; and
    Revenue from China was $148.4 million, up 20%.
  IFRS net profit grew 77% to $25.3 million, or $0.61 per diluted share, as compared to $14.3 million, or $0.31 per diluted share.
Trends Shaping Our Future

There are four primary forces shaping the marketplace.

  While exports are healthy, there are challenges looming in China that could impact us and our customers in 2011. Global economic uncertainty persists and China’s export manufacturers are dealing with numerous cost pressures, including the strengthening Yuan and rising material input and labor costs. To remain competitive, exporters are adopting various strategies including accommodating smaller orders, moving up the value chain to high-end production, transferring production facilities to lower-cost locations, and focusing marketing initiatives on developing markets.

2 Letter to shareholders

Global Sources has the broadest and most integrated multi-channel offering for exporters and importers in the industry – addressing all stages of the buying process – and enabling buyers to access Global Sources content when, where and how they prefer.

Letter to shareholders 3

  Another key issue is how fraudulent practices by some suppliers have heightened the appreciation for quality sourcing content – and trusted content providers. Global Sources has always worked diligently to minimize the inherent risks in international trade for our customers including, for example, pioneering the concept of “Verified Suppliers” in our industry in 2007. Today we believe we offer the market the most trusted content and the most trusted environment. However, the bar has been raised and having adequate systems, processes and internal controls in place is likely to be even more important in the coming year.
  The third development is the rapidly increasing buying power in developing and emerging markets. While passing Germany in 2010 to become the world’s largest trading nation, China also became the largest trading partner of India, South Africa and Brazil. China’s export growth in 2010 to Brazil (11 months), India and Russia was 62%, 38% and 69%, respectively. Global Sources has been responding to this trend in various ways including launching trade shows in the regional sourcing hubs of Dubai, Mumbai, Singapore, Johannesburg and in July, Miami.

4 Letter to shareholders

  The fourth significant dynamic in our environment is the manner in which buyers are expected to access sourcing content. That buyers are using tablets and other mobile devices is a significant development – but changes in the trade show business are even more exciting and relevant to us. In fact, we believe the trade show business is set to enter a new era of growth, based on the interaction between physical shows, print and digital magazines, and online services.
Business and Growth Strategy

Our primary target market is comprised of professional medium- and large-sized buyers and suppliers. Moreover, our focus is on Verified Suppliers – and Verified Buyers. Our business strategy is to serve our markets with online, print and trade show media that addresses our customers’ needs at all stages of the buying process.

Letter to shareholders 5

The Global Sources growth strategy is built around the following four key foundations: further penetration of the market for our export promotion media; new product and market development; expansion into China’s domestic B2B market; and acquisitions, joint-ventures and alliances.
  Market penetration. Our existing markets offer significant opportunities for further growth. Our objective is to grow the overall level of suppliers’ usage of one or more of the media within our unique, multi-channel solution; and we anticipate continued strength from our flagship site Global Sources Online – from our China Sourcing Fairs – and geographically from China.
  New product and market development. Plans include increasingly specialized online marketplaces, magazines and trade shows – entries into new geographies – as well as entirely new media formats. For the export sector, we plan to launch new China Sourcing Fairs this coming July in Miami to serve North and Latin American markets. For the China domestic market, there are various new shows that have recently been launched, or announced.

6 Letter to shareholders

We continue to develop our digital magazines and we are also in the process of launching “Online Sourcing Fairs” – a brand new form of media. They are being designed to extend the value of our face-to-face shows for both buyers and exhibitors. The first two online shows were launched this month in conjunction with our China Sourcing Fairs in Hong Kong, with the roll-out of further shows scheduled to continue throughout the year.
  Expansion in China’s domestic B2B market. We intend to become increasingly involved in serving China’s domestic B2B markets. We now have a community of over 2.8 million registered online users and magazine readers for our Chinese-language media, which include digital and print magazines, online sites and trade shows. Earlier in the year we established a new division to develop domestic shows, which will come under our new Global Sourcing Fairs brand.

  Acquisitions, joint ventures and/or alliances. In 2009, our joint venture subsidiary, eMedia Asia Limited, acquired the China International Optoelectronic Expo and just recently it completed the acquisition of the Electronic Design News Asia magazines and websites. Also, in March 2011, we established a cooperative joint venture with a subsidiary of Xiamen C&D Corporation to launch a Sports & Leisure show in China.
Entering Our Fifth Decade

As we celebrate our 40th anniversary and enter our fifth decade, we are excited about our future and poised to continue building our business.

We expect continued growth in the first half of 2011 that will be driven by healthy online and trade show revenue growth.

Our financial objectives reflect our plans to increase investments in technology infrastructure, community and content development, sales and marketing, and trade show expansion.

Our growth opportunities are based on a large and attractive market opportunity primarily focused on China’s exports and domestic B2B market. Our value proposition is unique and is based on an increasingly broad and integrated multi-channel offering. This includes strong online services and a rapidly expanding trade show business that is becoming increasingly digital. Our value proposition also includes our leadership of the professional segment of the market, which is comprised of deep relationships with the largest buyers and a high quality community of Verified Suppliers. Underpinning all of this is a very strong balance sheet and an uninterrupted 40-year track record of profitability.

Letter to shareholders 7

In closing, I wish to thank all of our customers for choosing Global Sources. I also want to acknowledge our team members and our Board of Directors for their outstanding contributions, which were so instrumental in achieving our objectives in 2010. Finally, I thank Global Sources’ shareholders for your continued support.

Sincerely,

Merle A. Hinrichs
Chairman and CEO

April 28, 2011

8 Letter to shareholders

Now entering its fifth decade, Global Sources provides sourcing information to buyers who purchase in volume, and integrated marketing services to suppliers. The company has a presence in more than 60 cities worldwide, including approximately 2,700 team members in mainland China in more than 40 locations.

Letter to shareholders 9

GLOBAL SOURCES LTD. AND SUBSIDIARIES
Consolidated Financial Statements
For the year ended December 31, 2010

Page
Report of Independent Registered Public Accounting Firm	11 - 12

Consolidated Income Statements	13

Consolidated Statements of Comprehensive Income	14

Consolidated Balance Sheets	15

Consolidated Statements of Changes in Equity	16

Consolidated Statements of Cash Flows	17

Notes to the Consolidated Financial Statements	18 - 67

Report of Management on Internal Control Over Financial Reporting	68 - 69

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and statements of comprehensive income, cash flows and changes in equity present fairly, in all material respects, the financial position of Global Sources Ltd. (the “Company”) and its subsidiaries at December 31, 2010, December 31, 2009 and January 1, 2009 and the results of their operations and their cash flows for each of the years ended December 31, 2010 and December 31, 2009 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Singapore
April 18, 2011

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2010	2009
Revenue
Online and other media services	$122,203	$113,775
Exhibitions	69,450	55,147
Miscellaneous	4,996	3,985
	196,649	172,907
Operating Expenses:
Sales	71,923	63,740
Event production	21,875	18,385
Community and content	31,923	34,524
General and administrative	33,463	30,045
Information and technology	11,839	11,784
Total Operating Expenses	171,023	158,478
Profit from Operations	25,626	14,429
Interest income	510	981
Gain on sale of available-for-sale securities	1,223	-
Profit before income taxes	27,359	15,410
Income tax expense	(1,117)	(498)
Net profit	26,242	14,912
Net profit attributable to non-controlling interests	(991)	(618)
Net profit attributable to the Company’s shareholders	$25,251	$14,294
Basic net profit per share attributable to the Company’s
shareholders	$0.63	$0.32
Shares used in basic net profit per share calculations	40,283,874	44,546,226
Diluted net profit per share attributable to the Company’s
shareholders	$0.61	$0.31
Shares used in diluted net profit per share calculations	41,693,616	45,751,437

The notes on pages 18 to 67 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2010	2009
Net profit	$26,242	$14,912
Other comprehensive income:
Currency translation differences arising from consolidation	2,008	72
Financial assets, available-for-sale:
Fair value gains	328	895
Reclassification to income statements on disposal	(1,223)	-
Other comprehensive income for the year, net of tax of $nil	1,113	967
Total comprehensive income for the year	27,355	15,879
Total comprehensive income attributable to the Company’s
shareholders	26,364	15,261
Total comprehensive income attributable to non-controlling
interests	991	618
Total comprehensive income for the year	$27,355	$15,879

The notes on pages 18 to 67 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	As at December 31,		As at January 1,
	2010	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$101,298	$91,553	$70,225
Term deposits with banks	1,411	60,357	-
Financial assets, available-for-sale	-	6,423	60,786
Accounts receivables	3,919	3,438	6,025
Receivables from sales representatives	8,248	5,607	5,574
Inventories	435	600	1,306
Prepaid expenses and other current assets	20,269	13,603	16,513
	135,580	181,581	160,429
Non-current assets
Property and equipment	76,514	77,815	82,657
Intangible assets	10,449	9,972	-
Long term investment	100	100	100
Deferred income tax assets	504	458	305
Other non-current assets	2,556	1,667	1,561
	90,123	90,012	84,623
Total assets	$225,703	$271,593	$245,052

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,600	$10,901	$10,117
Deferred income and customer prepayments	90,617	72,984	71,173
Accrued liabilities	14,269	11,585	11,579
Income tax liabilities	650	435	261
	115,136	95,905	93,130
Non-current liabilities
Deferred income and customer prepayments	6,710	2,516	3,044
Deferred income tax liabilities	1,397	1,591	272
	8,107	4,107	3,316
Total liabilities	123,243	100,012	96,446

Equity attributable to Company’s shareholders
Common shares	516	514	514
Treasury shares	(150,089)	(50,000)	(50,000)
Other reserves	146,691	141,627	136,237
Retained earnings	97,177	71,926	57,632
Total Company shareholders’ equity	94,295	164,067	144,383
Non-controlling interests	8,165	7,514	4,223
Total equity	$102,460	$171,581	$148,606
Total liabilities and equity	$225,703	$271,593	$245,052

The notes on pages 18 to 67 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Attributable to Company’s Shareholders
						Non-
	Common	Treasury	Other	Retained		controlling	Total
	shares	shares	reserves	earnings	Total	interests	equity
Balance at January 1, 2009	$514	$(50,000)	$136,237	$57,632	$144,383	$4,223	$148,606
Total comprehensive income for the year	-	-	967	14,294	15,261	618	15,879
Transaction with owners:

Fair value of non-controlling interest in
business acquisition (note 28)	-	-	-	-	-	2,673	2,673

Fair value of non-cash compensation expense
(note 23)	-	-	1,748	-	1,748	-	1,748

Refund of shares subscription received in
advance under directors purchase plan	-	-	(134)	-	(134)	-	(134)

Capitalization of intangible assets relating to
non-compete clause in share awards to non-
employees	-	-	2,809	-	2,809	-	2,809
Balance at December 31, 2009	$514	$(50,000)	$141,627	$71,926	$164,067	$7,514	$171,581

Total comprehensive income for the year	-	-	1,113	25,251	26,364	991	27,355

Transaction with owners:

Dividend issued by a subsidiary to non-
controlling interest	-	-	-	-	-	(340)	(340)

Fair value of non-cash compensation expense
(note 23)	-	-	2,187	-	2,187	-	2,187

Capitalization of intangible assets relating to
non-compete clause in share awards to non-
employees	-	-	1,766	-	1,766	-	1,766

Purchase of treasury shares	-	(100,089)	-	-	(100,089)	-	(100,089)
Issue of new shares	2	-	(2)	-	-	-	-
Balance at December 31, 2010	$516	$(150,089)	$146,691	$97,177	$94,295	$8,165	$102,460

The notes on pages 18 to 67 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31,
	2010	2009
Cash flows from operating activities
Profit after income taxes	$26,242	$14,912
Adjustments for
Income tax expense	1,117	498
Depreciation and amortization	6,668	7,345
Profit on sale of equipment	(22)	(13)
Gain on sale of available-for-sale financial assets	(1,223)	-
Interest income	(510)	(981)
Provision for impairment of receivables	502	146
Non-cash compensation expense	2,187	1,748
Equipment written off	1	6
Net foreign exchange differences	235	65
Changes in working capital (excluding the effects of acquisition and exchange differences on consolidation):
Accounts receivable	(982)	2,441
Receivables from sales representatives	(2,644)	(31)
Inventories	165	706
Prepaid expenses and other current assets	(6,607)	2,949
Other non-current assets	(877)	(98)
Accounts payable	(634)	(126)
Accrued liabilities	2,632	(64)
Deferred income and customer prepayments	21,810	841
Cash generated from operations	48,060	30,344
Income tax paid	(1,141)	(609)
Net cash generated from operating activities	46,919	29,735

Cash flows from investing activities
Acquisition of subsidiary, net of cash acquired	(756)	(2,816)
Purchase of property and equipment	(2,518)	(1,376)
Proceeds from sale of equipment	23	65
Placement of term deposits with banks	(1,869)	(90,399)
Proceeds from matured term deposits with banks	60,219	30,699
Proceeds from sale of available-for-sale financial assets	6,751	55,258
Interest received	1,153	324
Net cash generated from (used in) investing activities	63,003	(8,245)

Cash flows from financing activities
Repayment of shares subscription received in advance	-	(134)
Dividend paid to non-controlling interest	(340)	-
Purchase of treasury shares	(100,089)	-
Net cash used in financing activities	(100,429)	(134)

Net increase in cash and cash equivalents	9,493	21,356
Cash and cash equivalents, beginning of the year	91,553	70,225
Effect of exchange rate changes on cash and cash equivalents	252	(28)
Cash and cash equivalents, end of the year	$101,298	$91,553

The notes on pages 18 to 67 are an integral part of these consolidated financial statements.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

1. General information

Global Sources Ltd. (the “Company”) and its subsidiaries (together “Group”)’s principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Group’s primary online service is creating and hosting marketing websites that present suppliers’ product and company information in a consistent, easily searchable manner on Global Sources Online. Complementing this service are various trade magazines. The Group launched China Sourcing Fairs exhibitions in 2003. These exhibitions offer international buyers direct access to China and other Asian manufacturers. The Group’s businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Group also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues, licenses Asian Sources/Global Sources Online and catalog services.

The Company was incorporated in Bermuda. The Company’s registered office address is Canon’s Court, 22 Victoria Street, Hamilton, HM 12, Bermuda.

These financial statements were authorized for issue by the executive committee of the Board of Directors on April 18, 2011.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of Global Sources Ltd. have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations as issued by the International Accounting Standards Board (“IASB”). These are the Group’s first consolidated financial statements prepared in accordance with IFRSs and IFRS 1, “First Time Adoption of International Financial Reporting Standards”, has been applied.

The Group has adopted all issued IFRS standards and the adoption was carried out in accordance with IFRS 1. For all periods up to and including the year ended December 31, 2009, the Group prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) or “Previous GAAP”, as defined in IFRS 1. Until the adoption of IFRS, the Group’s financial statements that were included in its reports filed with or furnished to the U.S. Securities and Exchange Commission were prepared in accordance with U.S. GAAP.

An explanation of how the transition to IFRS has affected the Group’s financial position, financial performance and cash flow is detailed in note 3.

The consolidated financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 5. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.

2.2 Consolidation

The consolidated financial statements comprise the financial statements of the Company and its majority owned or otherwise controlled subsidiaries.

(a) Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. All significant inter-company transactions and balances are eliminated on consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the consolidated income statement.

Investments in subsidiaries are accounted for at cost less impairment by the Company. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

(b) Transactions with non-controlling interests

The Group treats transactions with non-controlling interests as transactions with equity owners of the Group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control or significant influence, any retained interest in the entity is re-measured to its fair value, with the change in carrying amount recognized in the income statement.

2.3 Segment reporting

The Group identifies its operating segments based on business activities, management responsibility and geographic location. The Group has determined the reportable segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker, which is the Company’s Board of Directors to assess their performance and to make decisions about resources to be allocated to each segment.

2.4 Foreign currency translation

(a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’).The Company’s functional currency is USD. The consolidated financial statements are presented in United States dollar (“$” or “USD”), which is the Group’s presentation currency.

(b) Transactions and balances

Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and translation of foreign currency denominated accounts are recognized in the income statement.

Non-monetary items measured at fair values in foreign currencies are translated using the exchange rates at the date when the fair values are determined.

(c) Group companies

The financial statements of the subsidiaries reported in their respective local currencies are translated into U.S. dollars for consolidation as follows:

i.	assets and liabilities at the closing exchange rate as of the balance sheet date,

ii.	shareholders’ equity at the historical rates of exchange,

iii.	income and expense amounts at the average monthly exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions),

iv.	all resulting translation differences are recorded in other comprehensive income and accumulated in “currency translation reserve” within equity.

Goodwill and fair value adjustments arising on the acquisition of foreign operations after the date of transition to IFRS are treated as assets and liabilities of the foreign operations and translated at the closing rates at the reporting date.

2.5 Property and equipment

Property and equipment are stated at cost less accumulated depreciation and accumulated impairment losses (note 2.7). Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated income statement during the year in which they are incurred.

Depreciation on property and equipment is calculated to depreciate their cost on a straight-line basis over their estimated useful lives as follows:

Buildings	Over the remaining lease period or 50 years
whichever is shorter
Leasehold improvements	5 years
Computer equipment and software	3 years
Fixtures, fittings and office equipment	5 years
Reusable trade show booths	2 years
Motor vehicles	5 years

No depreciation was recognized for capital work-in-progress.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated income statement.

2.6 Intangible assets

(a) Goodwill

Goodwill on acquisition of subsidiaries on or after the date of transition to IFRS represents the excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition date fair value of any previous equity interest in the acquiree over the fair value of the net identifiable assets acquired. Goodwill on acquisitions of subsidiaries is included in “intangible assets”. Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGU) for the purpose of impairment testing. The allocation is made to those CGUs or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose, identified according to operating segment.

(b) Trademarks

Trademarks acquired in a business combination are recognized at fair value at the acquisition date. Trademarks have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of trademarks over their estimated useful lives of 14 years.

(c) Contractual backlog and others

Contractual backlog and others acquired in a business combination mainly relates to customer relationships which are recognized at fair value at the acquisition date. The contractual customer relationships have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method over the expected life of the customer relationship of 9 months.

(d) Non-compete agreements

Intangible assets relating to non-compete agreements with the Group’s former employees and consultants and to the former employees of third party service providers (collectively known as “Team Members”), are recorded at fair values at the date the respective agreements are entered into and are carried at cost less accumulated amortization. Amortization is calculated using a straight-line basis over the non-compete period of 5 years. The fair values are estimated based on the cash flow valuation model whereby valuation inputs include an estimate of future cash flows expected to be generated by the asset (note 2.14 (b)).

2.7 Impairment of non-financial assets

Assets that have an indefinite useful life – for example, goodwill are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8 Financial assets

2.8.1 Classification

The Group classifies its financial assets in the following categories: loans and receivables, and available-for-sale. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

(a) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise “accounts receivable”, “receivables from sales representatives”, “term deposits with banks”, “cash and cash equivalents” and assets other than “prepaid expenses”, “deferred expenses” and “club memberships” included in the “prepaid expenses and other current assets” and “other non-current assets” in the balance sheet.

(b) Available-for-sale financial assets

Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified as loans and receivables, held-to-maturity investments or financial assets at fair value through profit or loss. They are included in current assets unless the investment matures or management intends to dispose of it more than 12 months of the end of the reporting period.

2.8.2 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date – the date on which the Group commits to purchase or sell the asset. Investments are initially recognized at fair value plus transaction costs. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership. Available-for-sale financial assets are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method, less provision for impairment. A provision for impairment is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables (note 2.8.3).

Changes in the fair value of available-for-sale securities are recognized in other comprehensive income and accumulated in “fair value reserve” within equity.

When securities classified as available for sale are sold or impaired, the accumulated fair value adjustments recognized in equity are included in the consolidated income statement. Interest on available-for-sale securities calculated using the effective interest method is recognized in the income statement.

Investment in equity instruments that do not have a quoted market price in an active market and whose fair values cannot be reliably measured are measured at cost less provision for impairment in value.

2.8.3 Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:
  significant financial difficulty of the issuer or obligor;
  a breach of contract, such as a default or delinquency in interest or principal payments;
  the Group, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;
  it becomes probable that the borrower will enter bankruptcy or other financial reorganization;
  the disappearance of an active market for that financial asset because of financial difficulties; or
  observable data indicating that there is a measurable decrease in the estimated future cash flows from a portfolio of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the portfolio.
For loans and receivables, the Group estimates the collectability of the trade receivables based on the analysis of trade receivables, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate impairment allowance. The amount of the allowance is the difference between the receivables’ carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the receivables is reduced through the use of an allowance account, and the amount of the loss is recognized in the consolidated income statement. When an amount of receivables is uncollectible, it is written off against the allowance account for receivables. Subsequent recoveries of amounts previously written off are credited to the consolidated income statement.

In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is also evidence that the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the consolidated income statement. Impairment losses recognized in the consolidated income statement on equity instruments are not reversed through the consolidated income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the income statement, the impairment loss is reversed through the consolidated income statement.

2.9 Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis. Cost includes the purchase cost and the delivery costs incurred in bringing the inventory to the warehouse. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

2.10 Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with insignificant risk of change in value.

2.11 Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

2.12 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.13 Employee benefits

(a) Retirement contribution plans

Group companies operate a number of retirement contribution plans. The Group pays contributions to privately administered retirement contribution plans or government authorities on a mandatory, contractual or voluntary basis based on a percentage of each eligible employee’s salary. Employees working in a jurisdiction where there is no statutory provision for retirement contributions are covered by the Company’s plans. Once the contributions have been paid, the Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due.

2.14 Non-cash compensation expenses

(a) Share grants to employees and non-employees

The Company operates a number of equity-settled compensation plans, under which the Company receives services from employees and non-employees as consideration for equity instruments of the Company. The Group’s employee and non-employee equity compensation plans are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The fair value of the employee or non-employee services received in exchange for the grant of the shares is recognized as an expense in the income statement with a corresponding increase in “capital reserve” within equity.

Non-market vesting conditions are included in assumptions about the number of share grants that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

The Company made share awards to its directors under The Global Sources Directors Share Grant Award Plan. These awards are share grants without any exercise price or exercise period. Therefore, the fair value of the share grants at the date of grant approximates the intrinsic value. The Company recognizes the compensation costs associated with share awards with cliff vesting to directors on a straight-line basis over the vesting period.

(b) Share grants to team members

The Company issues share grants to former employees and consultants and to the former employees of third party service providers (collectively known as “Team Members”) after they resigned or retired from their respective employment or consultancy service. Under these plans, the share grants vest over a five-year period on a graded vesting basis, with a percentage of shares vesting each year. The grantee is subject to the non-compete terms stipulated in the plan. The Company has the ability to enforce the non-compete agreement by forfeiting the shares if the grantee fails to comply with the non-compete terms. There is no other vesting condition other than the non-compete terms.

The Company recognizes an intangible asset relating to the non-compete provisions of these awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis (note 2.6 (d)).

2.15 Revenue recognition

The Group derives its revenues from advertising fees in its published trade magazines and websites, sales of trade magazines and reports, fees from licensing its trade and service marks, and organizing exhibitions and business seminars.

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of discounts and after eliminating sales within the Group. The Group presents the sales taxes imposed on revenue generating transactions on a gross basis in “sales costs”.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below.

Revenues from advertising in trade magazines and websites, net of discounts, are recognized ratably over the period in which the advertisement is displayed. Revenue from sales of trade magazines and reports is recognized upon delivery of the magazine/report. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs are deferred and recognized as expenses upon conclusion of the event. When multiple deliverables are contracted under a single arrangement, the Group allocates the total consideration to each unit of accounting based on its relative percentage of the total fair value of all units of accounting included in the arrangement. Where the Group is unable to determine the fair value of each of the unit in an arrangement, total consideration is allocated by estimating the stand-alone selling price for one performance obligation if a directly observable price exists.

The Group receives royalties from licensing its trade and service marks. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee. Barter transactions are recorded at the fair value of the merchandise or services received. Where the fair value of the merchandise or services received cannot be measured reliably, the revenue is measured at the fair value of the services rendered.

Interest income is recognized using the effective interest method.

2.16 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. The Group leases certain office facilities and exhibition venues under cancelable and non-cancelable operating leases, generally with an option to renew upon expiry of the lease term. Rentals under operating leases (net of any incentives received from the lessor) are expensed on a straight-line basis over the life of the leases.

2.17 Advertising Expenses

Advertising and promotion expenses are expensed as incurred.

2.18 Transactions with Sales Representatives

The Group utilizes sales representatives in various territories to promote the Group’s products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. For online and other media services, the commission expense is recognized when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier. For exhibitions, the commission expense is recognized when the associated revenue is recognized, upon conclusion of the event.

These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Group. Included in receivables from these sales representatives are amounts collected on behalf of the Group.

2.19 Accounts payable

Accounts payable are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Accounts payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

2.20 Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

3. Transition to IFRS

These are the Group’s first consolidated financial statements prepared in accordance with IFRSs.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended December 31, 2010, the comparative information presented in these financial statements for the year ended December 31, 2009 and in the preparation of an opening IFRS balance sheet at January 1, 2009 (the Group’s date of transition).

In preparing its opening IFRS balance sheet, the Group has adjusted amounts reported previously in financial statements prepared under U.S. GAAP. An explanation of how the transition from U.S. GAAP to IFRS has affected the Group’s financial position, financial performance and cash flows is set out in the following tables and notes that accompany the tables.

3.1 Initial elections upon adoption

Set out below are the applicable IFRS 1 exemptions and exceptions applied in the conversion from U.S. GAAP to IFRS.

1.1 IFRS exemption options

1.1.1 Exemption for business combinations

IFRS 1 provides the option to apply IFRS 3, “Business combinations”, prospectively from the transition date or from a specific date prior to the transition date. This provides relief from full retrospective application that would require restatement of all business combinations prior to the transition date. The Group elected to apply IFRS 3 prospectively to business combinations occurring after its transition date.

Business combinations occurring prior to the transition date have not been restated.

1.1.2 Exemption for cumulative translation differences

IFRS 1 permits cumulative translation gains and losses to be reset to zero at the transition date. This provides relief from determining cumulative currency translation differences in accordance with IAS 21, “The effects of changes in foreign exchange rates” from the date a subsidiary or equity method investee was formed or acquired. The Group elected to reset all cumulative translation gains and losses to zero in opening retained earnings at its transition date.

1.1.3 Non-cash compensation expenses

IFRS 1 provides certain accommodations for applying IFRS 2, “Share-based payment” to equity instruments granted before the date of transition. In line with the exemption, the Group elected to apply IFRS 2 to unvested equity awards as at January 1, 2009 and all new awards granted after its transition date. Equity instruments granted on or before November 7, 2002 as well as those equity awards granted after November 7, 2002 but vested before January 1, 2009 have not been restated.

1.2 IFRS mandatory exceptions

Set out below are the applicable mandatory exceptions in IFRS 1 applied in the conversion from U.S. GAAP to IFRS.

1.2.1 Exception for estimates

IFRS estimates as at January 1, 2009 are consistent with the estimates as at the same date made in conformity with U.S. GAAP.

1.2.2 Non-controlling interests

IFRS 1 requires a first time adopter to apply the requirements in IAS 27 in respect of the attribution of total comprehensive income to the owners of the parent and to the non-controlling interests (even if this results in the non-controlling interests having a deficit balance), the accounting for changes in the parent’s ownership interest in a subsidiary that do not result in a loss of control and the accounting for a loss of control over a subsidiary. These are prospectively applied from the date of transition to IFRS.

3.2 Reconciliations of U.S. GAAP to IFRS

IFRS 1 requires an entity to reconcile equity, comprehensive income and cash flows for prior periods. The following tables represent the reconciliations from U.S. GAAP to IFRS for the respective periods:

Reconciliation of total equity as of January 1, 2009 and December 31, 2009:

	As at December	As at January
	31, 2009	1, 2009
Total equity as reported under U.S. GAAP	$170,973	$146,143
Revenue recognition – Online and other media services	857	2,463
Business combination – Fair value of non-controlling interest
(note 28)	(249)	-
Total equity under IFRS	$171,581	$148,606

Reconciliation of total comprehensive income for the year ended December 31, 2009:

Year ended
December 31, 2009
Total comprehensive income reported under U.S. GAAP	$17,362
Revenue recognition – Online and other media services (note i)	(1,606)
Non-cash compensation expenses	123
Total comprehensive income under IFRS	$15,879

The impact on the total operating, investing or financing cash flows for the year ended December 31, 2009 arising from the Group’s first-time adoption was the reclassification of $324 interest received from operating cash flows to investing cash flows.

Reconciliation of material adjustments to the balance sheet as at January 1, 2009 and December 31, 2009 is as follows:

		Effect of
		transition to
	US GAAP	IFRS	IFRS
As at 1 January 2009

Deferred income and customer prepayments
(note i)	$(73,636)	$2,463	$(71,173)
Other reserves (U.S. GAAP: Additional paid in
capital and accumulated other comprehensive
income) (note ii and iii)	$(136,147)	$(90)	$(136,237)
Retained earnings	$(55,259)	$(2,373)	$(57,632)

As at 31 December 2009

Deferred income and customer prepayments
(note i)	$(73,841)	$857	$(72,984)
Other reserves (U.S. GAAP: Additional paid in
capital and accumulated other comprehensive
income) (note ii)	$(141,327)	$(300)	$(141,627)
Retained earnings	$(71,369)	$(557)	$(71,926)

The following explains the material adjustments to the balance sheets and the income statements:

(i) Revenue recognition – online and other media services

Under U.S. GAAP, the online and other media services are accounted for as one unit of accounting as it does not meet the separation criteria under U.S. GAAP. Therefore, the revenue arising from the rendering of online and other media services is taken as a whole and recognized ratably over the period in which the advertisement is displayed.

Under IFRS, it is necessary to separate the online and print services into identifiable components in order to reflect the substance of the transaction and such separation is appropriate when the identifiable components have standalone value and their fair value can be reliably measured. Accordingly, the revenues for online service and other media service are recognized ratably over the advertisement display period in which the online advertisement is delivered one month earlier than other media advertisement. This resulted in a decrease in revenue by $1,606 for the year ended December 31, 2009 (January 1, 2009: increase in retained earnings by $2,463).

(ii) Non-cash compensation expenses

Under U.S. GAAP, the definition of employee focuses on and is driven by the legal definition of an employee within certain specific exceptions/exemptions. The Group has adopted the straight-line method to account for the fair values of share grants to employees. Thus, the compensation costs associated with share awards with graded vesting to employees were recognized on a straight-line basis over the requisite service period for the entire award. For share grants to non-employees, the Group re-measured the fair value of the share grants to non-employees at each interim financial reporting date before the measurement date, for the purpose of recognizing the non-cash compensation costs during those financial reporting periods. The fair values of the unvested share grants were computed by reference to the closing market price at each of the interim reporting dates. For vested shares, compensation cost was measured using the closing market prices on the vesting dates.

Under IFRS, the definition of employee is broader than under U.S. GAAP and it focuses on the nature of services provided. Thus, awards granted to non-employees for services under U.S. GAAP will be accounted for in the same way as employee awards for services under IFRS. Each tranche of an award is treated as a separate grant under IFRS and thus each tranche will be separately measured and attributed to income statement over the related vesting period.

The Group has elected to apply IFRS 2 to unvested equity awards as at January 1, 2009 and all new awards granted after its transition date as allowed by IFRS 1. The differences in treatment under U.S. GAAP and IFRS resulted in an increase in the total comprehensive income under IFRS by $123 for the year ended December 31, 2009 (January 1, 2009: decrease in retained earnings by $2,315). Total equity was not changed as a result of these differences.

(iii) Currency translation differences

As allowed by IFRS 1, the Group has elected to reset its cumulative translation adjustment account to zero through an adjustment to opening retained earnings at January 1, 2009. Accordingly, the translation reserve as at this date of $2,225 under US GAAP is eliminated against retained earnings. Total equity was not changed as a result of this reclassification.

Such an adjustment to retained earnings is permanent, and gains or losses on subsequent disposals of foreign operations will exclude translation differences that arose before the transition date. This resulted in an increase in expenses in the income statement by $333 for the year ended December 31, 2009 due to the reversal of US GAAP cumulative translation losses recycled to income statement upon disposal. Total comprehensive income was not changed as a result of these differences.

(iv) Presentation reclassifications

In addition to the adjustments arising from transition to IFRS explained above, the following reclassification has been made to comparative financial statements in order to conform with current year presentation. Revised presentation is to provide better information to the user of the financial statements and does not result in a change in the Group's income before and after income taxes.

The reclassification is as follows:
  Content costs of $9,816 have been reclassified from general and administrative costs, combined with community costs and presented as "community and content" costs
  Information technology support services costs of $6,373 have been reclassified from general and administrative costs, combined with online services development costs and presented as "information technology" costs
  Amortization of intangibles and software costs of $1,270 were reclassified to general and administrative costs
  Net foreign exchange gains of $237 were reclassified to general and administrative costs
4. Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, and cash flow interest rate risk), credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out by a group of senior management personnel. This particular group identifies, evaluates and takes appropriate measures to alleviate financial risks in close co-operation with the Group’s operating units. The Board of Directors provide direction for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

(a) Market risk

(i) Foreign exchange risk

The Group operates internationally and is exposed to foreign currency risk arising from various currency exposures, primarily with respect to the Chinese Renminbi (“RMB”). Foreign currency risk arises from commercial transactions, recognized assets and liabilities and net investments in foreign operations. A majority of the Group’s contracts with customers are denominated and priced in foreign currencies. The conversion of these contract proceeds to USD could result in losses and reflects the foreign exchange risk assumed by the Group between contract signing and the conversion of cash into USD.

The Group has not engaged in foreign currency hedging activities. Historically a majority (ranging between 98% to 99%) of the revenue is denominated in USD or is received in the Hong Kong Dollar (“HKD”), which is currently pegged to the USD, the RMB which historically remained relatively stable but strengthened during the past two years against the USD and the New Taiwan Dollar (“TWD”) which is relatively stable against USD.

The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group’s foreign operations is managed primarily through identification of the specific risks and taking appropriate measures to alleviate the risk.

At December 31, 2010, if the USD had weakened/strengthened by 3% (2009: 7%) against the RMB with all other variables held constant, profit for the year would have been $799 (2009: $701) higher/lower as a result of foreign currency gains/losses on translation of RMB denominated monetary assets and liabilities.

(ii) Cash flow and fair value interest rate risk

The Group has no interest-bearing borrowings as of December 31, 2009 and 2010. The Group’s exposure to changes in market interest rates is mainly attributable to its interest-bearing assets including term deposits with banks and cash and cash equivalents. As of December 31, 2010 and December 31, 2009, the term deposits with banks are all fixed interest rate instruments.

(iii) Credit risk

Credit risk arises from investments in checking and savings accounts, debt securities issued by U.S. Treasury, term deposits with banks, available-for-sale securities, accounts receivable and receivables from sales representatives.

The Company maintains checking, money market accounts, term deposits with banks, debt securities issued by U.S. Treasury held in custody with banks and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. The Company generally collects in advance from customers in markets with higher credit risk. In addition, the Company is continuously monitoring the credit transactions and maintains impairment allowance where necessary.

The Group’s maximum exposure to credit risk is represented by the carrying amount of each financial asset in the balance sheet.

Bank deposits that are neither past due nor impaired are mainly deposits with banks with high credit-ratings assigned by international credit-rating agencies. Accounts receivable and receivables from sales representatives that are neither past due nor impaired are substantially companies with a good collection track record with the Group.

(iv) Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

The Group invests its excess cash in term deposits with commercial banks, U.S. Treasury securities and available-for-sale securities to generate income from interest received as well as capital gains, while the funds are held to support its business.

Generally, the Group holds securities with specified maturity dates such as U.S. Treasury Bills until their maturity. The Group does not engage in buying and selling of securities with the objective of generating profits on short-term differences in price or for other speculative purposes. Its objective is to invest to support the Group’s capital preservation strategy.

The Company’s financial liabilities which consist of accounts payable and accrued liabilities are due within 12 months and their contractual undiscounted cash flows approximate their carrying amount as the impact of discounting is not significant.

(v) Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may return capital to shareholders and issue new shares. Currently the Group has no external borrowings and is not subject to any externally imposed capital requirements. The Group defines the total equity as the capital of the Group.

(vi) Fair value estimation

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:
  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
  Level 2: inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).
  Level 3: inputs for the asset or liability that are not based on observable market data (that is unobservable inputs).

The following table presents the Group’s assets and liabilities that are measured at fair value at December 31, 2009.

	Level 1	Level 2	Level 3	Total
Asset
Available-for-sale securities	$6,423	-	-	$6,423
Total asset	$6,423	-	-	$6,423

There were no financial instruments measured at fair value at December 31, 2010.

The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. These instruments are included in level 1. Instruments included in level 1 comprise primarily or available-for-sale financial assets.

5. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

(a) Income Taxes

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group-wide provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues (note 10) based on reasonable estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

(b) Goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2.6. The recoverable amounts of cash generating units have been determined based on value-in-use calculations. These calculations require the use of estimates (note 13).

There will be no impact to the Group’s results after tax if the post-tax discount rate applied to the discounted cash flows for the acquired subsidiary at December 31, 2010 is raised by 1%, with all other variables including tax rate being held constant.

6. Segment information

Management has determined the operating segments based on the business activities whose operating results are reviewed by the Group’s chief operating decision maker (“CODM”), which is the Company’s Board of Directors to assess their performance and to make decisions about resources to be allocated to each segment.

The Group considers the business from business segment perspective. The reportable operating segments derive their revenue primarily from the online and other media services and from the exhibitions.

Miscellaneous revenue consists mainly of technical services fee income and rental income. The results of these operations are included in the “all other segments” column.

The CODM assesses the performance of the operating segments based on a measure of profit/loss from operations. This measurement basis excludes interest income. Other gains or losses comprising gain on sale of available-for-sale financial assets and impairment loss on available-for-sale financial assets are not allocated to segments, as this type of activity is driven by the treasury of the Group, which manages the cash position of the Group.

The segment information provided to the CODM for the reportable segments for the year ended December 31, 2010 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$122,203	$69,450	$4,996	$196,649
Reportable segment profit from
operations	$17,426	$5,069	$3,131	$25,626
Depreciation and amortization	$3,346	$1,580	$1,742	$6,668
Other material non-cash items:
Non-cash compensations expenses	$1,394	$793	-	$2,187
Additions to property and equipment and
intangible assets	$2,676	$1,520	$109	$4,305
Reportable segment assets	$126,114	$94,610	$4,979	$225,703

The segment information for the year ended December 31, 2009 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Revenue from external customers	$113,775	$55,147	$3,985	$172,907
Reportable segment profit from
operations	$10,684	$1,510	$2,235	$14,429
Depreciation and amortization	$4,506	$1,107	$1,732	$7,345
Other material non-cash items:
Non-cash compensations expenses	$1,177	$571	-	$1,748
Additions to property and equipment and
intangible assets	$2,753	$9,635	$97	$12,485
Reportable segment assets	$166,247	$99,663	$5,683	$271,593

The segment information as at January 1, 2009 is as follows:

	Online and
	other media		All other
	services	Exhibitions	segments	Total
Reportable segment assets	$160,962	$76,973	$7,117	$245,052

The revenue from external parties reported to the CODM is measured in a manner consistent with that in the income statement.

Revenue from barter transactions was $2,604 and $2,327 for the years ended December 31, 2009 and 2010, respectively. Similarly, the expenses from barter transactions were $3,137 and $2,439 for the years ended December 31, 2009 and 2010, respectively.

The amounts provided to the CODM with respect to total assets are measured in a manner consistent with that of the financial statements. These assets are allocated based on the operations of the segment. For the purposes of monitoring segment performance and allocating resources between segments, the CODM monitors the total assets attributable to each segment.

A reconciliation of the reportable segment profit to profit before income taxes is provided as follows:

	2010	2009
Total profit or loss for reportable segments	$25,626	$14,429

Unallocated amounts:
Interest income	510	981
Gain on sale of available-for-sale securities	1,223	-
Profit before income taxes	$27,359	$15,410

Revenues from external customers are derived mainly from online and other media services and from the exhibitions. The online and other media services comprise online services and print services. Technical services fee income and rental income are included in the “miscellaneous”.

Breakdown of the revenue from all services is as follows:

	2010	2009
Revenues
Online services	$96,125	$84,271
Print services	26,078	29,504
Exhibitions	69,450	55,147
Miscellaneous	4,996	3,985
	$196,649	$172,907

Geographic information

Revenues by geographic locations are based on the location of the customer. Segment assets are based on the location of the assets. Non-current assets exclude investments and deferred income tax assets.

	2010	2009
Revenues
China	$148,418	$123,878
Rest of Asia	41,228	41,919
United States	5,947	5,978
Europe	382	286
Others	674	846
	$196,649	$172,907

	December 31,	December 31,	January 1,
	2010	2009	2009
Non-current assets
China and rest of Asia	$89,519	$89,454	$84,218
	$89,519	$89,454	$84,218

There are no revenues derived from transactions with a single external customer that amounted to 10% or more of the Group’s revenue (2009: nil).

7. Interest income

	2010	2009
Interest income
Treasury bills and balances with banks	$103	$56
Term deposits with banks	407	919
Available-for-sale financial assets	-	6
	$510	$981

8. Expenses by nature

	2010	2009
Depreciation of property and equipment (note 12)	$5,379	$6,232
Amortization of intangible assets (note 13)	1,289	1,137
Total depreciation and amortisation	$6,668	$7,369

Employee benefit expenses (note 9)	24,778	24,226
Rental expense on operating leases	13,739	12,489
Content, community and administrative services fees	25,215	23,503
Advertising costs	8,945	8,884
Sales commissions and marketing fees	57,173	52,884
Business tax	8,801	4,411
Legal and professional fees	987	1,218
Magazine, printing and mailing	4,012	5,885
Materials and supplies	9,168	7,469
Other expenses	11,537	10,140
Total operating expenses	$171,023	$158,478

9. Employee benefit expenses

	2010	2009
Wages and salaries	$20,346	$19,795
Retirement contribution plans	1,318	1,242
Non-cash compensation expenses (note 21)	2,257	2,312
Other employee’s benefits	857	877
	$24,778	$24,226

10. Income tax expense

The Company and some of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies (collectively referred to as “Cayman Islands”). Some of the Company’s subsidiaries operate in Hong Kong SAR, Singapore, the People’s Republic of China and certain other jurisdictions and are subject to income taxes in their respective jurisdictions. The Company is also subject to withholding taxes for revenues earned in certain other countries.

The Company received an exemption from Bermuda taxation under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda until March 28, 2016. The Company’s subsidiary in Dubai, United Arab Emirates has been granted a fifty year tax holiday in Dubai since it is located in a Free Trade Zone, which may be subject to further renewal upon expiry of the initial fifty-year period in 2057. The Group did not utilize these tax holidays as of January 1, 2009, December 31, 2009 and December 31, 2010.

Income tax expense for the year consists of:

	2010	2009
Current tax:
Current foreign tax on profits for the year	$1,357	$783
Total current tax	$1,357	$783

Deferred foreign tax benefit (note 15)	(240)	(285)
Income tax expense	$1,117	$498

The tax on the Group’s profit before income taxes differs from the theoretical amount that would arise using the statutory income tax rate of 0% as follows:

	2010	2009
Profit before income taxes	$27,359	$15,410
Tax calculated at statutory income tax rate of 0% (2009: 0%)	-	-
Tax effect of:
Foreign income and revenues taxed at higher rates	1,117	513
Impact of change in enacted tax rates	-	(15)
Income tax expense	$1,117	$498

The Company’s subsidiaries are subject to taxation in Hong Kong, the People’s Republic of China, Singapore and other jurisdictions. There are certain open tax assessments as of December 31, 2010. The tax returns of the Company’s subsidiaries remain open to assessment in the following major tax jurisdictions: Hong Kong SAR – for the years 2003 to 2010, Singapore – for the years 2009 to 2010 and the People’s Republic of China – for the years 2006 to 2010.

11. Earnings per share

(a) Basic

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year excluding ordinary shares purchased by the Company and held as treasury shares.

	2010	2009
Profit attributable to equity holders of the Company	$25,251	$14,294

Weighted average number of ordinary shares in issue	40,283,874	44,546,226

Basic earnings per share ($ per share)	$0.63	$0.32

(b) Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume the effects of all dilutive potential ordinary shares. The dilutive potential ordinary shares of the Company consist of share grants.

For share grants, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the outstanding share grants. The number of shares so calculated is compared against the number of shares that would have been issued assuming the exercise of the shares granted. The difference is added to the denominator as an issue of ordinary share for no consideration. No adjustment is made to earnings (the numerator).

	2010	2009
Profit attributable to equity holders of the Company	$25,251	$14,294

Weighted average number of ordinary shares in issue	40,283,874	44,546,226
Adjustments for share grants	1,409,742	1,205,211
Weighted average number of ordinary shares for diluted
earnings per share	41,693,616	45,751,437

Diluted earnings per share ($ per share)	$0.61	$0.31

12. Property and equipment

			Computer
			equipment,
			software,
			fixtures, fittings
			and office
			equipment and		Capital
		Leasehold	reusable trade	Motor	work-in-
	Buildings	improvement	show booths	vehicles	progress	Total
Year ended December 31, 2009
Cost
Opening balance	$75,830	$11,202	$30,015	$176	$49	$117,272
Exchange differences	-	59	288	24	-	371
Additions	-	530	672	164	10	1,376
Reclassification	-	44	15	-	(59)	-
Business acquisition (note 28)	-	-	22	20	-	42
Disposals and write-off	-	-	(401)	(141)	-	(542)
Total cost	$75,830	$11,835	$30,611	$243	$-	$118,519

Year ended December 31, 2009
Accumulated depreciation
Opening balance	$2,281	$7,839	$24,406	$89	$-	$34,615
Exchange differences	11	59	271	-	-	341
Additions	1,732	1,404	3,033	63	-	6,232
Disposals and write-off	-	-	(395)	(89)	-	(484)
Total accumulated depreciation	$4,024	$9,302	$27,315	$63	$-	$40,704

Net book amount	$71,806	$2,533	$3,296	$180	$-	$77,815

Year ended December 31, 2010
Cost
Opening balance	$75,830	$11,835	$30,611	$243	$-	$118,519
Exchange differences	1,566	263	1,419	1	-	3,249
Additions	-	36	2,368	100	14	2,518
Disposals and write-off	-	-	(55)	(35)	-	(90)
Total cost	$77,396	$12,134	$34,343	$309	$14	$124,196

Year ended December 31, 2010
Accumulated depreciation
Opening balance	$4,024	$9,302	$27,315	$63	$-	$40,704
Exchange differences	93	244	1,350	-	-	1,687
Additions	1,743	1,223	2,361	52	-	5,379
Disposals and write-off	-	-	(53)	(35)	-	(88)
Total accumulated depreciation	$5,860	$10,769	$30,973	$80	$-	$47,682

Net book amount	$71,536	$1,365	$3,370	$229	$14	$76,514

During 2004, the Company entered into an agreement to purchase approximately 9,000 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with land will revert to the local government authority. The construction was completed and the property was put in use during the year 2005. Depreciation of the property commenced during the year 2005. This building is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $414 and $414 during the years ended December 31, 2009 and 2010, respectively. The carrying amounts of the said building at January 1, 2009, December 31, 2009 and December 31, 2010 were $17,830, $17,416 and $17,001, respectively.

During 2007, the Company purchased approximately 1,939 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period the building together with the land will revert to the local government authority. The delivery of the office space to the Company was completed in 2007. The depreciation on this property commenced during 2007. The building is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $180 and $182 during the years ended December 31, 2009 and 2010, respectively. The carrying amounts of the said building at January 1, 2009, December 31, 2009 and December 31, 2010 were $7,172, $6,990 and $7,080, respectively.

In 2008, the Company purchased approximately 6,365 square meters of office space in a commercial building in Shenzhen, China. The building is situated on a leasehold land. The lease period of the land is 50 years, commencing from year 2002. At the end of the lease period, the building together with the land will revert to the local government authority. Depreciation of the property commenced during the year 2008. This building is depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $821 and $830 during the years ended December 31, 2009 and 2010, respectively. The carrying amounts of the said building at January 1, 2009, December 31, 2009 and December 31, 2010 were $36,350, $35,520 and $35,892, respectively.

In 2008, the Company purchased approximately 22,874 square feet of office space, together with 6 car parking spaces, in a commercial building in Hong Kong S.A.R.. The lease period of the land is 55 years, commencing from year 1991. Depreciation of the property commenced during the year 2008, and is being depreciated on a straight-line basis over the remaining lease term. The depreciation expense on the said building amounted to $317 and $317 during the years ended December 31, 2009 and 2010, respectively. The carrying amounts of the said building at January 1, 2009, December 31, 2009 and December 31, 2010 were $12,197, $11,880 and $11,563, respectively.

The total carrying amount of the above four office properties as of December 31, 2010 and December 31, 2009 were $71,536 and $71,806 respectively. The total market values of the above four office properties as of December 31, 2010 and as of December 31, 2009 were $136,416 and $113,402, respectively, based on independent valuation reports. The market valuations of the four properties as of December 31, 2010 were performed by Savills Valuation and Professional Services Limited, Hong Kong.

13. Intangible assets

		Contractual
		backlog and	Non-compete
	Trademarks	others	agreements	Goodwill	Total
Year ended December 31, 2009
Cost
Opening balance	$-	$-	$-	$-	$-
Additions	5,464	339	2,809	2,497	11,109
Total cost	$5,464	$339	$2,809	$2,497	$11,109

Year ended December 31, 2009
Accumulated amortization
Opening balance	$-	$-	$-	$-	$-
Additions	-	-	1,137	-	1,137
Total accumulated amortization	$-	$-	$1,137	$-	$1,137

Net book amount	$5,464	$339	$1,672	$2,497	$9,972

Year ended December 31, 2010
Cost
Opening balance	$5,464	$339	$2,809	$2,497	$11,109
Additions	-	-	1,787	-	1,787
Write-off	-	-	(23)	-	(23)
Total cost	$5,464	$339	$4,573	$2,497	$12,873

Year ended December 31, 2010
Accumulated amortization
Opening balance	$-	$-	$1,137	$-	$1,137
Additions	390	339	560	-	1,289
Write-off	-	-	(2)	-	(2)
Total accumulated amortization	$390	$339	$1,695	$-	$2,424
Net book amount	$5,074	$-	$2,878	$2,497	$10,449

The Company has recognized intangible assets relating to non-compete agreements with its former employees and team members at fair values as discussed in note 2.14 (b) and note 21. The Company amortizes these intangible assets on straight-line basis over the non-compete term which is specified in the award. Trademarks and contractual backlog and others are acquired in a business combination discussed in note 28.

The amortization expense included in the income statement is analyzed as follows:

	2010	2009
Sales	$148	$223
Community and content	43	111
General and administration	1,084	787
Information and technology	14	16
Total (note 8)	$1,289	$1,137

Impairment test for goodwill:

Goodwill is allocated to the Group’s cash-generating units (“CGUs”) identified according to operating segments.

An operating segment-level summary of the goodwill allocation is:

	December 31,	December 31,
	2010	2009
Exhibition, Shenzhen PRC	$2,497	$2,497

The recoverable amount of CGU has been determined based on value-in-use calculations. These calculations use cash flow projections by management covering five-year period. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The growth rate did not exceed the long-term average growth rate for the business in which the CGU operates.

Key assumptions used for value-in-use calculations in 2010 and 2009 are as follows:
  Revenue growth rate of 8% (2009: 3%)
  Discount rate of 15% (2009: 13%) applied to the post-tax cash flow projections
  Growth rate beyond five years of 1.5% (2009: 2%)
  Gross margin rate at 37% to 42% (2009: 36%)
These assumptions have been used for the analysis of each CGU within the operating segment.

Management determined revenue growth rate based on past performance and its expectations of market developments. The discount rates used reflect specific risks relating to the relevant operating segments.

There was no impairment to goodwill as at December 31, 2010 and December 31, 2009.

14. Financial assets, available-for-sale and long term investments

(a) Financial assets, available-for-sale

	2010	2009
At January 1	$6,423	$60,786
Disposals	(6,751)	(55,258)
Fair value gains recognized in other comprehensive income	328	895
At December 31	$-	$6,423

Financial assets, available-for-sale include the followings:

	December 31,	December 31,	January 1,
	2010	2009	2009
Listed securities:
U.S Treasury bills	$-	$-	$55,258
Other securities	-	6,423	5,528
	$-	$6,423	$60,786

Financial assets, available-for-sale are denominated in the following currencies:

	December 31,	December 31,	January 1,
	2010	2009	2009
US dollar	$-	$6,423	$60,786
	$-	$6,423	$60,786

The maximum exposure to credit risk at the reporting date is the carrying value of the debt securities classified as available for sale.

None of these financial assets is either past due or impaired (2009: nil).

(b) Long term investments

As at January 1 2009, December 31, 2009 and December 31, 2010, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20%, the Company does not have the ability to exercise significant influence over the investee and the fair value cannot be reliably measured. The Company’s policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for when circumstances indicate impairment other than a temporary decline in the carrying values of such assets has occurred.

15. Deferred tax assets

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current income tax assets against current income tax liabilities and when the deferred income taxes relate to the same fiscal authority. The amounts, determined after appropriate offsetting, are shown on the balance sheets as follows:

	December 31,	December 31,	January 1,
	2010	2009	2009
Deferred tax assets:
Deferred tax asset to be recovered after
more than 12 months	$496	$446	$232
Deferred tax assets to be recovered within
12 months	8	12	73
	$504	$458	$305
Deferred tax liabilities:
Deferred tax liabilities to be settled after
more than 12 months	$1,397	1,591	272
	$1,397	$1,591	$272
Deferred tax (liabilities)/assets	$(893)	$(1,133)	$33

The gross movement on the deferred income tax account is as follows:

	2010	2009
At January 1	$(1,133)	$33
Credited/(charged) to the income statement	240	285
Acquisition of business (note 28)	-	(1,451)
At December 31	$(893)	$(1,133)

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Provisions
	and
Deferred tax assets	expenses	Tax losses	Other	Total
At January 1, 2009	$220	$57	$28	$305
Credited/(charged) to the income statement	90	76	(13)	153
At December 31, 2009	$310	$133	$15	$458

Credited/(charged) to the income statement	(44)	22	68	46
At December 31, 2010	$266	$155	$83	$504

		Fair value
		adjustments on
	Accelerated tax	acquisition of
Deferred tax liabilities	depreciation	business	Total
At January 1, 2009	$272	$-	$272
Charged/(credited) to the income statement	(132)	-	(132)
Acquisition of business	-	1,451	1,451
At December 31, 2009	$140	$1,451	$1,591

Charged/(credited) to the income statement	(11)	(183)	(194)
At December 31, 2010	$129	$1,268	$1,397

Deferred income tax assets are recognized for tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable.

The Group did not recognize deferred income tax assets of $7,731 (December 31 2009: $7,385; January 1, 2009: $6,749) in respect of losses amounting to $26,274 (December 31, 2009: $24,586; January 1, 2009: $$21,239) that can be carried forward against future taxable income. Losses amounting to $24,619 (December 31, 2009: $22,964; January 1, 2009: $19,654) expire by 2020, and the remaining losses have no expiry date.

16. Prepaid expenses and other current assets

	December 31,	December 31,	January 1,
	2010	2009	2009
Non-current portion:
Employee housing loans (i)	$-	$88	$102
Club memberships	216	272	272
Deferred expenses – exhibition	1,847	997	900
Rental, utility and other deposits	493	310	287
	$2,556	$1,667	$1,561

Current portion:
Unsecured employee loans (ii)	$26	$20	$39
Temporary advances to employees (iii)	47	-	57
Prepaid expenses	1,281	721	943
Deferred expenses	15,660	11,361	12,896
Other current assets	3,255	1,501	2,578
	$20,269	$13,603	$16,513

i.	The Company has extended loans to some of its employees to finance their purchase or lease of residences. The loans for the purchase of a residence are secured by the subject residence, bear interest at a rate of LIBOR plus 2% to 3% per annum, generally have a term of ten years and become due and payable immediately under certain circumstances, including their termination of employment with the Company.

ii.	The loans for the lease of residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months.

There were no loans due from the Company’s directors and executive officers as at January 1, 2009, December 31, 2009 and December 31, 2010.

iii.	Other temporary advances to staff are unsecured, interest free and are generally repayable within twelve months.

The fair value of club membership, employee housing loans, employee loans and other receivables at the reporting date approximates its carrying value of each asset mentioned above.

17. Inventories

	December 31,	December 31,	January 1,
	2010	2009	2009
Stock of paper, at costs	$435	$600	$1,306
	$435	$600	$1,306

The cost of inventories recognized as expense and included in community and content amounted to $910 and $1,357 for the years ended December 31, 2010 and 2009, respectively.

18. Accounts receivables and receivables from sales representatives

	December 31,	December 31,	January 1,
	2010	2009	2009
Accounts receivables	$4,511	$3,772	$6,790
Less: provision for impairment of accounts
receivables	(592)	(334)	(765)
Accounts receivables – net	3,919	3,438	6,025

Receivables from sales representatives	8,248	5,607	5,574
	$12,167	$9,045	$11,599

The fair values of accounts receivables and receivables from sales representatives are as follows:

	December 31,	December 31,	January 1,
	2010	2009	2009
Accounts receivables	$3,919	$3,438	$6,025
Receivables from sales representatives	8,248	5,607	5,574
	$12,167	$9,045	$11,599

As of January 1, 2009, December 31, 2009 and December 31, 2010, receivables from sales representatives of $5,574, $5,607 and $8,248, respectively, were neither past due nor impaired while accounts receivables of $6,025, $3,438 and $3,919, respectively, were past due but not impaired. These relate to a number of independent sales representatives and customers for whom there is no recent history of default. The aging analysis of these accounts receivables is as follows:

	December 31,	December 31,	January 1,
	2010	2009	2009
Up to 3 months	$3,037	$2,991	$4,780
3 to 6 months	576	293	932
Over 6 months	306	154	313
	$3,919	$3,438	$6,025

As of January 1, 2009, December 31, 2009 and December 31, 2010, trade receivables of $765, $334 and $592, respectively, were impaired and provided for. The individually impaired receivables mainly relate to certain customers for online and other media services, which are in unexpectedly difficult economic situations. The aging of these accounts receivables is as follows:

	December 31,	December 31,	January 1,
	2010	2009	2009
Up to 3 months	$129	$112	$224
3 to 6 months	157	68	228
Over 6 months	306	154	313
	$592	$334	$765

Movements on the Group provision for impairment of accounts receivables are as follows:

	2010	2009
At January 1	$334	$765
Provision for receivable impairment	502	146
Receivables written off during the year as uncollectible	(244)	(577)
At December 31	$592	$334

The creation and release of provision for impaired receivables have been included in sales costs in the income statement. Amounts charged to the allowance account are generally written off, when there is no expectation of recovering additional cash.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

19. Cash, bank balances and financial assets, available-for-sale

	December 31,	December 31,	January 1,
	2010	2009	2009
Cash at bank and on hand	$26,653	$19,864	$23,669
U.S. Treasury securities with original
maturities of less than three months	59,327	70,077	37,777
Term deposits and short-term highly liquid
investments with original maturities of
three months or less	15,318	1,612	8,779
Cash and cash equivalents	101,298	91,553	70,225

Term deposits with original maturities of
over three months	1,411	60,357	-
U.S. Treasury securities with original
maturities of over three months	-	-	55,258
Other securities	-	6,423	5,528
Total	$102,709	$158,333	$131,011

Included in cash and cash equivalents at December 31, 2009, is an amount of $756 (January 1, 2009 and December 31, 2010: nil) which has been reserved for payment of certain liabilities in connection with the acquisition of eMedia South China Limited (note 28).

20. Share capital and treasury shares

	Number of common shares			Amount
	Issued share	Treasury	Issued share	Treasury	Share
	capital	shares	capital	shares	premium
At January 1, 2009	51,376,335	(6,875,000)	$514	$(50,000)	$39,985

Issuance of common shares under
Equity Compensation Plans	51,307	-	-	-	-
At December 31, 2009	51,427,642	(6,875,000)	$514	$(50,000)	$39,985

Issuance of common shares under
Equity Compensation Plans	141,898	-	2	-	-
Common shares	-	(11,121,000)	-	(100,089)	-
At December 31, 2010	51,569,540	(17,996,000)	$516	$(150,089)	$39,985

The authorized share capital of the Company as at January 1, 2009, December 31, 2009 and December 31, 2010 is 75,000,000 common shares of $0.01 par value. As at January 1, 2009, December 31, 2009 and December 31, 2010, the Company has 44,501,335, 44,552,642 and 33,573,540 common shares outstanding, respectively. The share premium of $39,985 as at January 1, 2009, December 31, 2009 and December 31, 2010 is recognized under capital reserves in note 23.

On February 4, 2008, the Board of Directors of the Company authorized a program to buyback up to $50,000 worth of common shares. The Company may, from time to time, as business conditions warrant, purchase shares in the open market or through private transactions. The buyback program does not obligate the Company to buyback any specific number of shares and may be suspended or terminated at any time at management’s discretion. The timing and amount of any buyback of shares will be determined by management based on its evaluation of market conditions and other factors. As of January 1, 2009, December 31, 2009 and December 31, 2010, the Company has not bought back any of its shares under this program.

As approved by the Board of Directors of the Company at their meeting held on 10 and 11 November 2008, the Company repurchased 6,875,000 issued and outstanding common shares at a total purchase price of $50,000 or $8.00 per share pursuant to a tender offer available for all shareholders to participate in 2008. The Company is holding the repurchased shares as treasury shares.

On 24 June 2010, the Board of Directors of the Company authorized a program to repurchase 11,121,000 of its common shares by tender offer at purchase price of $9.00 per share. Accordingly, in August 2010, the Company completed the repurchase and paid a total purchase consideration of $100,089. The Company is holding the repurchased shares as treasury shares.

On February 12, 2009, the Company announced a one for ten bonus share issue on the Company’s outstanding common shares. Shareholder of record on February 27, 2009 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus share have been distributed on or about March 31, 2009. The Company has accounted for the bonus share issue as a stock split and retrospectively reclassified $47 from other reserves to common share capital as of January 1, 2009. All common shares and earnings per share amounts in the consolidated financial statements and related notes have been retroactively adjusted to reflect the one for ten bonus share issue for all periods presented.

21. Non-cash compensation

On December 30, 1999, the Company established The Global Sources Employee Equity Compensation Trust (the “Trust”) for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans, including the Equity Compensation Plans Numbers I to VII described below. The Trust is administered by Appleby Services (Bermuda) Ltd (previously known as “Harrington Trust Limited” and then as “Appleby Trust (Bermuda) Ltd.”) (the “Trustee”). The Trustee in the exercise of its power under the Declaration of Trust may be directed by the Equity Compensation Plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the Equity Compensation Plan committee.

On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the former parent company assigned 4,034,552 common shares of the Company at a historical cost of less than $1, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

Pursuant to a Declaration of Trust dated November 28, 2006 by the Trustee, “The Global Sources Equity Compensation Trust 2007” (“2007 Trust”) was established. The 2007 Trust is administered by the Trustee as trustee. The purpose of the 2007 Trust is to administer shares contributed by the Company to the 2007 Trust from time to time in connection with providing equity compensation benefits under The Global Sources Equity Compensation (2007) Master Plan described below (“ECP 2007 Master Plan”). In exercising its powers under the Trust, the Trustee may be directed by a plan committee to be constituted and appointed by the Company. The Plan Committee (“ECP 2007 Plan Committee”) was constituted and appointed by the Board of Directors on February 15, 2007.

The Equity Compensation Plan committee approved and made several share awards / options under the plans ECP I, ECP II, ECP III and ECP IV. All the share awards / options under these plans have fully vested. The non-cash compensation expenses associated with these awards have been recognized over the vesting terms of the awards from their respective award dates.

Eligible employees, directors and non-employees (consultants, advisers and the employees of third party independent contractors) under ECP V are awarded grants of shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the consultants and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP V on January 23, 2001. The Equity Compensation Plan committee subsequently approved additional awards of common shares under ECP V on various dates.

The non-cash compensation expenses associated with the above awards are recognized over the five or six year vesting term as applicable from the respective award dates.

Eligible employees and non-employees under ECP VI are awarded after they resigned or retired from their respective employment or consultancy service, one-time grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee.

Entitlement of the grantees to these common shares is subject to non-compete and vesting terms. There is no other vesting condition other than the non-compete terms. The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates subsequently.

The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2010 the Company recorded $13 (2009: $764) amortization of intangible assets associated with the awards under ECP VI.

Eligible employees, directors and non-employees under ECP VII are awarded grants of Global Sources Ltd. common shares, the numbers of which are determined by the Equity Compensation Plan committee periodically. Entitlement of the employees and directors to these common shares is subject to employment and vesting terms. Entitlement of non-employees to these common shares is subject to continued services provided by the non-employees and vesting terms.

The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on various dates subsequently. The non-cash compensation expenses associated with the above awards are recognized over the six years vesting term from the respective award dates.

The ECP 2007 Master Plan was approved by the Company’s shareholders on May 8, 2006. The ECP 2007 Master Plan commenced with effect on January 1, 2007 and, unless terminated earlier by the Company’s Board of Directors, will expire on December 31, 2012. The Company’s employees, directors, consultants and the Company’s independent contractors’ employees are eligible to be awarded grants of the Company’s common shares under the ECP 2007 Master Plan. The grantees and the number of shares to be awarded, and the vesting rules and other terms and conditions, are to be as determined by the Plan Committee, which is authorized under the ECP 2007 Master Plan to issue supplementary or subsidiary documents to set out and evidence such vesting rules and other terms and conditions. The total number of shares to be issued under the ECP 2007 Master Plan is subject to a limit of 3,000,000 common shares.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 3,000,000 common shares to be issued under the ECP 2007 Master Plan.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Under the plan, the Plan Committee is to determine who will be granted awards of shares and the number of shares to be awarded to them, and the vesting schedule for such awards. The plan commenced with effect on March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee approved awards of common shares under the plan during the years 2007 to 2010 to employees and non-employees (consultants and the employees of third party independent contractors). The non-cash compensation expenses associated with the awards are recognized over the six year vesting term of the award.

On March 6, 2007, the Plan Committee approved and issued “The Global Sources Retention Share Grant Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are persons who have been the employees, directors or consultants for at least five years, who retire “in good standing” (as determined by the Plan Committee), and who would otherwise have their unvested shares (under any applicable equity compensation plans) forfeited upon retirement. The Plan Committee is to determine who amongst eligible persons will be granted awards of common shares. The number of common shares to be awarded to such grantees is calculated according to a formula defined in the plan, and will vest in equal installments over a period of five years after retirement, subject to certain non-compete terms and the grantees remaining “in good standing”. There is no other vesting condition other than the non-compete terms. The plan commenced with effect from March 6, 2007, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur.

The Plan Committee approved awards of common shares under the plan during 2007 to 2010. The Company recognizes the intangible asset relating to the non-compete provisions of each of the above awards at the fair value of the respective award. The intangible asset is amortized over the non-compete period on a straight-line basis.

During the year ended December 31, 2010 the Company recorded amortization of intangible assets of $545 (2009: $373) associated with the awards under The Global Sources Retention Share Grant Plan.

On April 24, 2009, the Plan Committee approved and issued “The Global Sources Directors Share Grant Award Plan” as a supplementary or subsidiary document to the ECP 2007 Master Plan. Persons eligible to receive grants under the plan are directors of the Company. Under the plan, the Plan Committee is to determine who amongst the directors of the Company will be granted awards of shares and the number of shares to be awarded to them. Any shares awarded will not vest immediately, but only at the end of four years after such effective date as may be specified by the Plan Committee (or in accordance with such other vesting schedule as may be determined by the Plan Committee). The plan commenced with effect on April 24, 2009, and will terminate upon the expiration or termination of the ECP 2007 Master Plan, or upon the liquidation of the Company, or upon termination by the Plan Committee, whichever is the earliest to occur. The Plan Committee awarded 21,000 common shares (comprising 3,000 common shares each) and 21,000 common shares (comprising 3,000 common shares each) to the seven directors of the Company in June 2009 and January 2010, respectively.

The non-cash compensation expenses as of December 31, 2010, associated with the above awards under the plan are recognized over the four year vesting term of the award.

As of January 1, 2009, December 31, 2009 and December 31, 2010, there was $7,598, $5,752 and $4,386, respectively, of unrecognized non-cash compensation cost associated with the awards under the above ECP plans, excluding the awards under ECP VI and The Global Sources Retention Share Grant Plan, which are expected to be recognized over the next six years.

As of December 31, 2009 and December 31, 2010, there was $1,672 and $2,878 balance of intangible asset, respectively, associated with the awards under the ECP VI and The Global Sources Retention Share Grant Plan, which is expected to be amortized over the next five years.

The Company’s non-vested shares as of December 31, 2009 and 2010 and changes during the year ended December 31, 2009 and 2010 were as follows:

							The Global Sources		The Global Sources		The Global Sources
							Share Grant Award		Retention Share Grant		Directors Share Grant
	ECP V Grant Plan		ECP VI Grant Plan		ECP VII Grant Plan		Plan		Plan		Award Plan
										Weighted
		Weighted		Weighted		Weighted		Weighted		average		Weighted
		average	Number	average		average		average		grant		average
	Number	grant date	of	grant date	Number	grant date	Number	grant date	Number	date fair	Number	grant date
	of shares	fair value	shares	fair value	of shares	fair value	of shares	fair value	of shares	value	of shares	fair value
Non-vested at
January 1,
2009	11,196	$7.85	14,934	$6.68	1,157,101	$5.98	846,571	$12.31	50,982	$11.41	-	-
Granted	32,680	$4.14	-	-	-	-	407,740	$4.33	188,988	$7.44	21,000	$7.62
Vested	(15,439)	$4.67	(9,077)	$6.37	(391,831)	$4.59	(40,770)	$12.82	(10,487)	$11.50	-	-
Forfeited	(2,640)	$6.17	-	-	(102,030)	$6.68	(120,384)	$9.21	-	-	-	-
Non-vested at
December 31,
2009	25,797	$5.22	5,857	$7.17	663,240	$6.69	1,093,157	$9.66	229,483	$8.14	21,000	$7.62

Non-vested at
January 1,
2010	25,797	$5.22	5,857	$7.17	663,240	$6.69	1,093,157	$9.66	229,483	$8.14	21,000	$7.62
Granted	18,790	$7.93	2,500	$7.42	-	-	314,639	$6.96	221,782	$7.87	21,000	$6.63
Vested	(12,889)	$6.80	(5,857)	$7.17	(289,851)	$6.07	(94,993)	$12.45	(47,654)	$8.33	-	-
Forfeited	(4,400)	$6.17	-	-	(32,956)	$7.40	(199,093)	$9.71	(11,963)	$7.18	-	-
Non-vested at
December 31,
2010	27,298	$6.18	2,500	$7.42	340,433	$7.15	1,113,710	$8.64	391,648	$7.99	42,000	$7.13

The total fair value of shares vested during the years ended December 31, 2009 and 2010 were as follows:

The
					The	Global
				The	Global	Sources
Year				Global	Sources	Directors
ended	ECP V	ECP VI	ECP VII	Sources	Retention	Share
December	Grant	Grant	Grant	Share Grant	Share	Grant
31,	Plan	Plan	Plan	Award Plan	Grant Plan	Award Plan	Total
2009	$66	$47	$1,942	$205	$66	$-	$2,326
2010	$89	$38	$1,814	$597	$373	$-	$2,911

Non-cash compensation expenses associated with the employee and team member Equity Compensation Plans and Global Sources Directors Share Grant Award Plan included under various categories of operating expenses are approximately as follows: sales: $545 (2009: $691), community and content: $284 (2009: $228), general and administrative $1,089 (2009: $566), and information and technology: $269 (2009: $263).

22. Directors Purchase Plan

A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by the shareholders of the Company. Each eligible Director was entitled to an option to purchase up to 20,000 common shares at a price established at year end.

On May 8, 2003, the Company’s shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee Directors to participate prospectively in the plan. The plan was renamed as Directors Purchase Plan by the Board of Directors on August 14, 2003.

Directors purchasing the shares under the plan would pay 10% of the purchase price, which was the average closing price of the shares for the last five trading days of the previous calendar year, on or before 28th day of February of the relevant year, with the balance of 90% payable by the end of the four year period from that day and the shares would be issued thereafter. The resignation of a Director following his or her purchase of the shares and payment of the 10% initial installment would not cause a forfeiture of the purchased shares, however, failure to pay the 90% balance of the purchase price before the end of the holding period would result in the 10% deposit being forfeited and all rights under the purchase plan and the issuance of shares would automatically lapse and expire and the shares would not be issued.

At the Board of Directors’ meeting on November 4 and 5, 2005, the Board of Directors adopted the “Directors Purchase Plan (as of 5 November 2005)”, which consolidated earlier forms of the Directors Purchase Plan and previous shareholders’ and Board of Directors’ approvals and resolutions pertaining thereto.

On November 7, 2006, the Company filed a Form S-8 Registration Statement under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, for up to 530,000 common shares to be issued under the Directors Purchase Plan (as of 5 November 2005).

By a written resolution of the Board of Directors dated April 24, 2009, the Company’s Directors confirmed that they had all agreed that no purchase rights under the Directors Purchase Plan (as of 5 November 2005) would be granted and/or exercisable in the calendar years 2009 and 2010.

At the Company’s annual general meeting held on June 24, 2009, the Company’s shareholders approved the adoption of the “Directors Purchase Plan (updated effective as of January 1, 2009)”, which updated the Directors Purchase Plan (as of 5 November 2005), so as to provide that if an eligible director passes away and at the time of his or her death has not paid the entire purchase price of previously exercised purchase rights, then the remaining balance of the purchase price must be paid by his or her estate within 6 months of his or her death; otherwise, the previously exercised purchase rights will automatically expire and lapse, no shares will be issued, and any deposits previously paid with respect to the exercised purchase rights will be refunded to the estate. In addition, the Directors Purchase Plan (updated effective as of January 1, 2009) also clarifies that any amendments or updates made to the plan may be made applicable retroactively with the approval or consent of affected purchase rights holders or eligible directors under the plan.

The Directors Purchase Plan (updated effective as of January 1, 2009) expired on August 4, 2010.

All the monies received under the Director Purchase Plan are credited to other reserve upon receipt. Upon issuance of shares under the plan, the par value of the issued shares is transferred from additional paid in capital to common share capital.

During the year ended December 31, 2009, the Company refunded $134 to a deceased director’s estate as previously exercised purchase rights expired and lapsed.

23. Other reserves
	Accumulated other
	comprehensive income
		Currency
	Fair value	translation	Capital
	reserve	reserve	reserve	Total
At January 1, 2009	$-	$-	$136,237	$136,237
Fair value gains (note 14)	895	-	-	895
Currency translation differences	-	72	-	72
Non-cash compensation	-	-	1,748	1,748
Refund of share subscription received in
advance under director purchase plan	-	-	(134)	(134)
Capitalisation of intangible assets relating
to non-compete clause in share awards
to non-employees (note 13)	-	-	2,809	2,809
At December 31, 2009	$895	$72	$140,660	$141,627

At January 1, 2010	$895	$72	$140,660	$141,627
Fair value gains (note 14)	328	-	-	328
Reclassification to income statement on
disposal of available-for-sale financial
asset	(1,223)	-	-	(1,223)
Currency translation differences	-	2,008	-	2,008
Non-cash compensation	-	-	2,187	2,187
Capitalisation of intangible assets relating
to non-compete clause in share awards
to non-employees, net (note 13)	-	-	1,766	1,766
Issuance of shares	-	-	(2)	(2)
At December 31, 2010	$-	$2,080	$144,611	$146,691

24. Deferred income and customer prepayments

	December 31,	December 31,	January 1,
	2010	2009	2009
Non-current portion:
Advertising	$4,034	-	$-
Exhibitions	2,676	2,516	3,044
	$6,710	$2,516	$3,044
Current portion:
Advertising	55,610	43,555	41,024
Exhibitions, subscription and others	35,007	29,429	30,149
	$90,617	$72,984	$71,173

25. Accrued liabilities

	December 31,	December 31,	January 1,
	2010	2009	2009
Salaries, wages and commissions	$1,795	$1,936	$1,770
Retirement defined contribution accruals	847	784	791
Liabilities for incentive plan	1,459	1,429	1,370
Printing, paper and bulk mailing costs	354	365	526
Sales commissions and fees to third parties	3,964	3,160	4,780
Business taxes	3,381	2,266	-
Others	2,469	1,645	2,342
	$14,269	$11,585	$11,579

26. Contingencies

From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and claims will have a material adverse effect on the Company’s consolidated financial position and results of operations.

27. Commitments

(a) Capital commitment

Capital expenditure contracted for at the end of the reporting period but not yet incurred is as follows:

	2010	2009
Purchase of property and equipment	$118	$311
Total	$118	$311

(b) Operating lease commitments – group company as lessee

The Company leases office facilities and exhibition venues under cancelable and non-cancelable operating leases generally with an option to renew upon expiry of the lease term.

The future aggregate minimum lease rental payments under non-cancelable operating leases for office premises are as follows:

	2010	2009
No later than 1 year	$123	$786
Later than 1 year and no later than 5 years	27	21
Later than 5 years	-	-
Total	$150	$807

During the first quarter of 2007, the Group entered into a number of venue license agreements for exhibition events amounting to $44,396 in payments over five and a half years. The agreements are cancelable under force majeure conditions, or upon notice and payment of cancellation charges to the other party. In May 2010, the Group entered into a number of venue license agreements for our exhibition events amounting to a gross value of approximately $16,657 in payments over five years. Again, in December 2010, the Group entered into a number of venue license agreements for our exhibition events amounting to a gross value of approximately $3,333 in payments over four years. The agreements are cancelable under force majeure or other specified conditions, or upon notice and payment of cancellation charges to the other party. The amounts paid will be expensed when the related events are held. As of December 31, 2010, the Group have paid approximately $26,556 under these agreements.

In addition, in 2009 and 2010, the Group entered into several agreements for the venue rental for future exhibition events to be held in 2011 to 2014 amounting to $4,145. The amounts paid under these agreements as of December 31, 2010 were $1,121.

28. Business combinations

Acquisition of eMedia South China Limited

In December 2009, eMedia Asia Ltd. (a subsidiary of the Group) acquired the entire issued share capital of eMedia South China Limited (previously known as “UBM South China Limited”), a company incorporated in the Hong Kong Special Administrative Region, which holds a 70% equity interest in Shenzhen Herong GS Exhibitions Co., Ltd. (previously known as Shenzhen Herong UBM Exhibition Co., Ltd.).

Shenzhen Herong GS Exhibition Co., Ltd incorporated in the People’s Republic of China (PRC) operates a trade show in the PRC known as the “China International Optoelectronic Expo”. With this acquisition, eMedia Asia Ltd.’s portfolio of media products for the Chinese electronic engineering community further complements the Group’s’ own multi-channel media network for professionals in China’s electronics industry.

The Company accounted for this acquisition as a business combination. As the Company gained control over eMedia South China Limited on December 24, 2009, the results of operations of eMedia South China Limited were consolidated from this date onwards.

The Company has allocated the purchase price to the acquired net assets based on fair values as follows:

Consideration
Cash	$5,836
Liabilities assumed	756
$6,592

Effect on cash flows of the Group

Cash paid (as above)	$5,836
Less: Cash and cash equivalents in subsidiary acquired	(3,020)
Cash outflow on acquisition	$2,816

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	3,020
Equipment, office furniture and motor vehicles (note 12)	42
Accounts receivables	34
Trademarks (note 13)	5,464
Contractual backlog and others (note 13)	339
Goodwill (note 13)	2,497
Total assets	$11,396

Accounts payables	(638)
Current tax liabilities	(42)
Deferred tax liabilities	(1,451)
Total liabilities	$(2,131)
Total identifiable net assets	$9,265
Less: fair value of non-controlling interest	(2,673)
Total	$6,592

Acquisition related costs included in general and administrative expenses in the
consolidated statement of income for the year ended December 31, 2009	(309)

In accordance with IFRS 3R, the fair value of the identifiable assets, liabilities and contingent liabilities was determined provisionally for the acquisition of eMedia South China Limited as of December 31, 2009. Given the size and complexity of the acquisition, additional information was obtained as part of the process of finalizing the purchase price allocation during the 12-month period allowed under IFRS 3R. This resulted in certain aspects of the purchase price allocation being revisited to reflect finalization of the allocation process. The impact of these revisions on the acquired net assets is as follows:

	As reported		Revised
	December 31,	Adjustments	December 31,
	2009	2009	2009
Cash and cash equivalents	$3,020	-	$3,020
Equipment office furniture and motor vehicles	42	-	42
Trade and other receivables	260	(226)	34
Intangible assets	7,098	(1,295)	5,803
Goodwill	-	2,497	2,497
Trade and other payables	(638)	-	(638)
Current tax liabilities	(42)	-	(42)
Deferred tax liabilities	-	(1,451)	(1,451)
Fair value of non-controlling interest	(2,922)	249	(2,673)
	$6,818	$(226)	$6,592

Represented by:
Cash paid	$5,836	-	$5,836
Liabilities assumed	982	(226)	756
	$6,818	$(226)	$6,592

All the above fair value adjustments have been recorded with effect from the date of acquisition by restating the 2009 reported balance sheet. There is no impact on the income statement for the year ended December 31, 2009 due to the above fair value adjustments.

The liabilities assumed of $756 relates to liabilities incurred by the Group to the former owner of eMedia South China Limited. The fair value of trade and other receivables is $34 of which none is expected to be uncollectible.

The fair value of the non-controlling interest in eMedia South China Limited, an unlisted company, was estimated by applying the income approach. The fair value estimates are based on:
  an assumed discount rate of 13% per annum
  long-term sustainable growth rate of 2%
  an assumed 15% discount to the equity value of the non-controlling interest due to lack of control and lack of marketability that market participants would consider.
The acquired subsidiary contributed revenue of $nil and net income of $nil to the Company for the period from December 24, 2009 to December 31, 2009. If the acquisition had occurred on January 1, 2009, the Group’s revenue and net income for the year ended December 31, 2009 would have been $176,248 and $15,866, respectively.

29. Related party transactions

The following transactions were carried out with related parties:

(a) Purchases of services

	2010	2009
Rental and building maintenance services received from
subsidiaries of a major shareholder of the Company	$1,378	$1,339
Reimbursement of membership fees from a subsidiary of a major
shareholder of the Company for use of club membership	30	30
Purchases of investment consultancy services from subsidiaries
of a major shareholder of the Company	50	50
Total	$1,458	$1,419

(b) Key management compensation

The compensation paid or payable to key management for employee services is shown below:

	2010	2009
Wages, salaries, bonus and fees	$3,203	$3,142
Retirement contribution plans	62	47
Non-cash compensation expenses	1,300	971
Other benefits	28	31
Total	$4,593	$4,191

30. Event after the reporting periods

On April 2, 2011, the Company's subsidiary, eMedia Asia Limited in which the Company owns 60.1% equity interest, acquired 100% interest in Canon Communications Asia Pte Ltd and Beijing Reed Advertising Services Co., Ltd., which together own EDN-China, EDN-Asia and certain other associated publication titles and websites from Canon Communications LLC, a subsidiary of United Business Media Limited, for a cash consideration of approximately $4,000. Acquisition related costs of approximately $250 have been incurred and will be recorded under general and administrative expenses in the consolidated income statement for the year ending December 31, 2011.

With the acquisition of EDN-China and EDN-Asia, eMedia Asia Limited further expands the reach of its multi-channel media network that serves to advance the design capability and competitiveness of electronics manufacturers in Asia and throughout China. Details of the fair value of assets acquired and liabilities assumed, the amount of goodwill to be recorded and the effect on the cash flows for the Group are not disclosed, as the accounting for this acquisition is still in progress at the time these financial statements have been authorized for issue. The acquired entities will be consolidated with effect from the date of acquisition.

31. Recent accounting pronouncements

At the date of presentation of these financial statements, the following new standards, amendments and interpretations have been issued, and are relevant for the Group’s accounting periods beginning on or after January 1, 2011 and which the Group did not early adopt:
  IFRS 9, “Financial instruments”, issued in November 2009. This standard is the first step in the process to replace IAS 39, “Financial instruments” recognition and measurement”. IFRS 9 introduces new requirements for classifying and measuring financial assets and is likely to affect the Group’s accounting for its financial assets. The standard is not applicable until January 1, 2013 but is available for early adoption.
The Group is yet to assess IFRS 9’s full impact. However, initial indications are that it may affect the Group’s accounting for its debt available-for-sale financial assets, as IFRS 9 only permits the recognition of fair value gains and losses in other comprehensive income if they relate to equity investments that are not held for trading. Fair value gains and losses on available-for-sale debt investments, for example, will therefore have to be recognized directly in profit or loss. In the current reporting period, the Group recognized $328 of such gains in other comprehensive income.
  Revised IAS 24 (revised), “Related party disclosures”, issued in November 2009. It supersedes IAS 24, “Related party disclosures”, issued in 2003. IAS 24 (Revised) is mandatory for periods beginning on or after January 1, 2011. Earlier application, in whole or in part, is permitted.
The revised standard clarifies and simplifies the definition of a related party and removes the requirement for government-related entities to disclose details of all transactions with the government and other government-related entities. The Group will apply the revised standard from January 1, 2011. The adoption of this revised standard is not expected to have any impact on the Company’s consolidated financial statements.

The following new standards, amendments and interpretations have been published and are mandatory for the Group’s accounting periods beginning on or after January 1, 2011 or later periods but are not relevant for the Group’s operations:
  IFRIC 14, ‘Prepayments of a minimum funding requirement
  Amendments to IFRS 7, ‘Disclosures – Transfer of financial assets’
  Improvements to IFRS 2010 (annual improvements project)

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER
FINANCIAL REPORTING

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15(e) and 15d-15(e) under the Exchange Act, management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Disclosure controls and procedures refer to controls and other procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding our required disclosure.

Based on the foregoing, our Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2010, the end of the period covered by this report, our disclosure controls and procedures were effective.

Report of Management on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act.

Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our Board of Directors, Management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

–	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;
–	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and
–	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of our internal control over financial reporting as of December 31, 2010 using the framework set forth in the report of the Treadway Commission’s Committee of Sponsoring Organizations (“COSO”), “Internal Control — Integrated Framework.”

Based on the foregoing, management has concluded that our internal control over financial reporting was effective as of December 31, 2010. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has issued an audit report on our internal control over financial reporting, which is included herein.

Changes to Internal Controls

Management has evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes have occurred.

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GLOBAL SOURCES LTD.
ANNUAL GENERAL MEETING INFORMATION MR A SAMPLE DESIGNATION (IF ANY)
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 4.
1. To re-elect two members of the Board of Directors of the Company (the “Board”) who are retiring by rotation and, being eligible, offering themselves for re-election.

	For	Withhold		For	Withhold
01 - Mr. David F Jones	☐	☐	02 - James A Watkins	☐	☐

		For	Withhold

2.	To elect Mr. Yam Kam Hon Peter, a director nominee of the Board, as a director of the Company.	☐	☐

		For	Against	Abstain

4.	To re-appoint PricewaterhouseCoopers LLP as the Company's independent auditors until the next annual general meeting of the Company.	☐	☐	☐

		For	Against	Abstain

3.	To fix the maximum number of Directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual General Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint holders of share(s), all joint holders must sign. If the appointer is a corporation, the proxy shall be given either under its seal or under the hand of an officer, attorney or other person authorized to sign the same. No postage is required if mailed in the United States.

Date (mm/dd/yyyy) — Please print date below.

/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - GLOBAL SOURCES LTD.
Proxy for Annual General Meeting of Shareholders – June 22, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., an exempted company incorporated in Bermuda (the “Company”), does hereby constitute and appoint Merle Allan Hinrichs, Sim Shih Lieh Adrian and Chan Hoi Ching and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of the Company which the undersigned would be entitled to vote if personally present at the 2011 Annual General Meeting of Shareholders of the Company to be held at the Board Room, 23rd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong, on June 22, 2011 at 11:00 a.m., local time, and at any adjournment or postponement thereof.

The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated May 16, 2011, and a copy of the Company’s audited financial statements for the fiscal year ended December 31, 2010.

PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

(To Be Dated And Signed On Reverse Side)